                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)



             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                              (Amendment No. 6)(1)



                                 AUTOZONE, INC.
                     --------------------------------------
                                (Name of Issuer)




                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                     --------------------------------------
                         (Title of Class of Securities)




                                   053332-10-2
                     --------------------------------------
                                 (CUSIP Number)


(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 053332-10-2             SCHEDULE 13G         PAGE   2   of   9   PAGES
          -------------                                     -----    -----

  (1)     NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          PITTCO ASSOCIATES, L.P.
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (A)   [   ]
                                                                    (B)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          DELAWARE
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     -0-
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               -0-
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          -0-
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                          [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          0%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          PN
          ---------------------------------------------------------------------

CUSIP NO. 053332-10-2             SCHEDULE 13G         PAGE   3   of   9   PAGES
          -------------                                     -----    -----

  (1)     NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          PITTCO ASSOCIATES II, L.P.
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (A)   [   ]
                                                                    (B)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          DELAWARE
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     -0-
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               -0-
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          -0-
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                          [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          0%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          PN
          ---------------------------------------------------------------------

CUSIP NO. 053332-10-2             SCHEDULE 13G         PAGE   4   of   9   PAGES
          -------------                                     -----    -----

  (1)     NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          KKR PARTNERS II, L.P.
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (A)   [   ]
                                                                    (B)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          DELAWARE
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     -0-
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               -0-
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          -0-
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                          [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          0%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          PN
          ---------------------------------------------------------------------

ITEM 1.

        (a)    NAME OF ISSUER:

               AutoZone, Inc.

        (b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               123 South Front Street
               Memphis, Tennessee  38103

ITEM 2.

        (a)    NAME OF PERSONS FILING:

               Pittco Associates, L.P.
               Pittco Associates II, L.P.
               KKR Associates, L.P.

        (b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE:

               c/o Kohlberg Kravis Roberts & Co.
               9 West 57th Street
               New York, New York 10019

        (c)    CITIZENSHIP:

               Pittco Associates, L.P. -- Delaware
               Pittco Associates II, L.P. -- Delaware
               KKR Partners L.P. -- Delaware

        (d)    TITLE OF CLASS OF SECURITIES:

               Common Stock, par value $.01 per share

        (e)    CUSIP NUMBER:

               053332-10-2

ITEM 3. Not applicable

ITEM 4. OWNERSHIP

        (a)    AMOUNT BENEFICIALLY OWNED:

               In 1997, Pittco Associates, L.P., a Delaware limited partnership, Pittco Associates II, L.P., a Delaware limited partnership, and KKR Partners II, L.P., a Delaware limited partnership, disposed of all of the shares of common stock of AutoZone,


                               Page 5 of 9 pages.

               Inc. previously owned by them. Consequently, Pittco Associates, L.P., Pittco Associates II, L.P. and KKR Partners II, L.P. no longer beneficially own any shares of common stock of AutoZone, Inc.

        (b)    PERCENT OF CLASS:

               0%

        (c)    NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

               (i)    Sole power to vote or direct the vote:

                      -0-

               (ii)   Shared power to vote or to direct the vote:

                      -0-

               (iii)  Sole power to dispose or to direct the disposition of:

                      -0-

               (iv)   Shared power to dispose or to direct the disposition of:

                      -0-

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

               Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

               Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

               Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

               Not applicable.


                               Page 6 of 9 pages.

ITEM 10. CERTIFICATION

               Not applicable.







                               Page 7 of 9 pages.

                                   SIGNATURES


               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 13, 1998
                                       PITTCO ASSOCIATES, L.P.

                                       By:   KKR ASSOCIATES, L.P.
                                       Its:  General Partner


                                       By:  /s/ Salvatore Badalamenti
                                            -----------------------------------
                                            Name:   Salvatore Badalamenti
                                            Title:  Attorney-in Fact


                                       PITTCO ASSOCIATES II, L.P.

                                       By:   KKR ASSOCIATES, L.P.
                                       Its:  General Partner


                                       By:  /s/ Salvatore Badalamenti
                                            -----------------------------------
                                            Name:   Salvatore Badalamenti
                                            Title:  Attorney-in Fact


                                       KKR PARTNERS II, L.P.

                                       By:   KKR ASSOCIATES, L.P.
                                       Its:  General Partner


                                       By:  /s/ Salvatore Badalamenti
                                            -----------------------------------
                                            Name:  Salvatore Badalamenti
                                            Title: Attorney-in Fact




                               Page 8 of 9 pages.

                                 EXHIBIT INDEX


Exhibit  1 - Exhibit 1 -Joint Filing Agreement (incorporated by reference to
             Exhibit 1 to the Statements on Schedule 13G of Pittco Associates, L.P., Pittco Associates II, L.P. and KKR Partners II, L.P. filed on February 14, 1992).

Exhibit 24 - Power of Attorney










                               Page 9 of 9 pages.